EXHIBIT 99.1


FOR IMMEDIATE RELEASE - AUGUST 8, 2007

Tracy, California

Service 1st Bancorp Announces Second Quarter Results

Service 1st Bancorp (the "Company", OTCBB:SVCF), parent holding company for Service 1st Bank and Charter Services Group, Inc., reported a 14.8% growth in total assets from June 30, 2006 to June 30, 2007. Total assets increased to $220,099,256 as of June 30, 2007 compared to $191,696,466 as of June 30, 2006.
The growth in assets resulted primarily from an increase of 32.2% in net loans and investments. Deposits increased 19.2% to $191,624,687 as of June 30, 2007 compared to $160,692,021 as of June 30, 2006.

Net income for the quarter ended June 30, 2007 was $183,495. This was an increase of $70,356 or 62% more than the net income reported for the first quarter of 2007, but it was $55,182 below the $238,677 reported for the same period of 2006. Basic earnings per share for the quarter ended June 30, 2007 were $.07 compared to $.10 for 2006. Diluted earnings per share for the quarter ended June 30, 2007 were $.07 compared to $.09 for 2006. Total net income for the six months ended June 30, 2007 was $296,634 compared to $440,007 in the first six months of 2006. Basic earnings per share for the six months ended June 30, 2007 and 2006 were $.12 and $.18, respectively. Diluted earnings per share for the six months ended June 30, 2007 and 2006 were $.12 and $.17, respectively.

The net interest margin declined from 4.11% at June 30, 2006 to 3.40% at June 30, 2007 primarily due to increased expense resulting from competition for loans and higher interest on deposits. During the period ended June 30, 2007, the composition of deposits changed with a reduction in lower cost funds and an increase in higher cost funds which resulted in increased interest expense. "In response to the increased expense and reduction in earnings and net interest margin, we evaluated our current overhead expense and determined a reduction in expenses was warranted. As part of the reduction of expense, effective August 1, 2007, full-time equivalent staff was reduced from 56 to 45 through early terminations and attrition. We are taking action to reduce other expenses as deemed appropriate. Concurrently, efforts are being exerted to increase loan production opportunities and to acquire lower cost funding," said John Brooks, Chairman and CEO.

"The Company has placed continuing emphasis on maintaining credit quality in the loan portfolio. Consequently, we have not had to substantially increase reserves during 2007 to insulate against anticipated loan losses. Loan loss reserves were 1.24% of gross loans as of June 30, 2007, which we currently believe is adequate for the Bank's loan portfolio," said Mr. Brooks.

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"We continue to seek quality opportunities to accommodate customers' financial needs in a challenging market. We believe that reductions in overhead expense coupled with growth in quality assets will contribute toward achievement of the Company's 2007 goals," said Mr. Brooks.

Service 1st Bancorp has two wholly-owned subsidiaries, Service 1st Bank and Charter Services Group, Inc., a bank consulting business. "Charter Services Group continues to generate fee income from its consulting activities which we expect will further develop over time," said Mr. Brooks.

Service 1st Bank operates three full service offices in Stockton, Tracy and Lodi.

Any questions should be addressed to John O. Brooks, CEO or Robert Bloch, CFO at
(209) 820-7953 or (209) 820-7923, respectively.


Forward Looking Statements:
---------------------------

Certain statements contained herein are forward-looking statements that involve risks and uncertainties within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and in reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Contact Information:
--------------------

John Brooks                                 Robert Bloch
Chairman & Chief Executive Officer          Chief Financial Officer
(209) 820-7953                              (209) 820-7953
jbrooks@service1stbank.com                  rbloch@service1stbank.com


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